                                                                               .
                                                                               .
                                                                               .


                                                                      Exhibit 99

                                                                     [MGIC LOGO]

INVESTOR CONTACT:          Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
MEDIA CONTACT:             Katie Monfre, Corporate Communications, (414) 347-2650, katie_monfre@mgic.com

                           MGIC INVESTMENT CORPORATION
                   FIRST QUARTER NET INCOME OF $163.5 MILLION

MILWAUKEE (APRIL 13, 2006) -- MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended March 31, 2006 of $163.5 million, compared with the $182.0 million for the same quarter a year ago. Diluted earnings per share were $1.87 for the quarter ending March 31, 2006, compared to $1.90 for the same quarter a year ago.

Curt S. Culver, chairman and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the quarterly results benefited from positive joint venture results and the expected seasonal decline in the delinquencies which somewhat offset the decline of insurance in force and associated revenues.

Total revenues for the first quarter were $369.0 million, down 4.1 percent from $384.9 million in the first quarter of 2005. The decline in revenues resulted from a 5.2 percent decrease in net premiums earned to $299.7 million. Net premiums written for the quarter were $300.5 million, compared with $312.2 million in the first quarter last year, a decrease of 3.8 percent.

New insurance written in the first quarter was $10.0 billion, compared to $11.4 billion in the first quarter of 2005. New insurance written for the quarter included $2.1 billion of bulk business compared with $2.5 billion in the same period last year.

Persistency, or the percentage of insurance remaining in force from one year prior, was 62.0 percent at March 31, 2006, compared with 61.3 percent at December 31, 2005, and 59.7 percent at March 31, 2005. As of March 31, 2006, MGIC's primary insurance in force was $166.9 billion, compared with $170.0 billion at December 31, 2005, and $172.1 billion at March 31, 2005. The book value of MGIC Investment Corporation's investment portfolio and cash was $5.4 billion at March 31, 2006, compared with $5.5 billion at December 31, 2005, and $5.7 billion at March 31, 2005.

The delinquency inventory is 76,362 as of March 31, 2006, of which the company estimates 3,100 delinquencies are the result of Hurricanes Katrina, Rita and Wilma. At March 31, 2006, the percentage of loans that were delinquent, excluding bulk loans, was 4.00 percent, compared with 4.52 percent at December 31, 2005, and 3.77 percent at March 31, 2005. Including bulk loans, the percentage of loans that were delinquent at March 31, 2006 was 6.00 percent, compared to 6.58 percent at December 31, 2005, and 5.71 percent at March 31, 2005.

Losses incurred in the first quarter were $114.9 million, up from $98.9 million reported for the same period last year. Underwriting expenses were $75.4 million in the first quarter up from $68.8 million reported for the same period last year.

Income from joint ventures, net of tax in the quarter, was $39.1 million, up from $34.2 million for the same period last year.

ABOUT MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation's leading provider of private mortgage insurance coverage with $166.9 billion primary insurance in force covering 1.3 million mortgages as of March 31, 2006. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

WEBCAST DETAILS
As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company's quarterly results. The call is being webcast and can be accessed at the company's website at www.mgic.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network. The webcast will be available for replay through May 14, 2006.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information, is available on the Company's website at www.mgic.com under "Investor - News and Financials - News Releases."

SAFE HARBOR STATEMENT

Forward-Looking Statements and Risk Factors

The Company's revenues and losses could be affected by the risk factors discussed below, which should be read in conjunction with the company's periodic reports to the SEC. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that the Company may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as the Company "believes", "anticipates" or "expects", or words of similar import, are forward looking statements. The Company is not undertaking any obligation to update any forward looking statements it may make even though these statements may be affected by events or circumstances occurring after the forward looking statements were made.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

  o lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio,

  o  investors holding mortgages in portfolio and self-insuring,

  o investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

  O lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that piggyback loans are a significant percentage of mortgage originations in which borrowers make down payments of less than 20% and that their use is primarily by borrowers with higher credit scores. During the fourth quarter of 2004, the Company introduced on a national basis a program designed to recapture business lost to these mortgage insurance avoidance products. This program accounted for 7.5% of flow new insurance written in the fourth quarter of 2005 and 6.3% of flow new insurance written for all of 2005.

Deterioration in the domestic economy or changes in the mix of business may result in more homeowners defaulting and the Company's losses increasing.

Losses result from events that reduce a borrower's ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

Approximately 8.6% of the Company's primary risk in force is located in areas within Alabama (0.3%), Florida (4.5%), Louisiana (1.0%), Mississippi (0.6%) and Texas (2.2%) that have been declared eligible for individual and public assistance by the Federal Emergency Management Agency as a result of Hurricanes Katrina, Rita and Wilma. The effect on the Company from these hurricanes, however, will not be limited to these areas to the extent that the borrowers in areas that have not experienced wind or water damage are adversely affected due to deteriorating economic conditions attributable to these hurricanes.

The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, the percentage of the Company's volume written on a flow basis that includes segments the Company views as having a higher probability of claim has continued to increase. These segments include loans with loan-to-value ("LTV") ratios over 95% (including loans with 100% LTV ratios), "FICO" credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors.

Approximately 9% of the Company's primary risk in force written through the flow channel, and 72% of the Company's primary risk in force written through the bulk channel, consists of adjustable rate mortgages ("ARMs"). The Company believes that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment. In addition, the Company believes the volume of "interest-only" loans (which may also be ARMs) and other loans with negative amortization features, such as pay option ARMs, increased in 2004 and 2005. Because interest-only loans and pay option ARMs are a relatively recent development, the Company has no data on their historical performance. The Company believes claim rates on certain of these loans will be substantially higher than on comparable loans that do not have negative amortization.

Competition or changes in the Company's relationships with its customers could reduce the Company's revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender's affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender. As discussed under "The mortgage insurance industry is subject to risk from private litigation and regulatory proceedings" below, the Company provided information to the New York Insurance Department and the Minnesota Department of Commerce about captive mortgage reinsurance arrangements.

It has been publicly reported that certain other insurance departments may review or investigate such arrangements. The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.
The Company's private mortgage insurance competitors include:

  o PMI Mortgage Insurance Company,
  o Genworth Mortgage Insurance Corporation,
  o United Guaranty Residential Insurance Company,
  o Radian Guaranty Inc.,
  o Republic Mortgage Insurance Company,
  o Triad Guaranty Insurance Corporation, and
  o CMG Mortgage Insurance Company.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that the Company's policies remain in force could decline and result in declines in the Company's revenue.

In each year, most of the Company's premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company's insurance remains in force include:

  o the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and
  o mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

During the 1990s, the Company's year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At March 31, 2006 persistency was at 62.0%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, the Company does not expect persistency will approach its December 31, 1990 level.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce the Company's revenues.

The factors that affect the volume of low-down-payment mortgage originations include:

  o  The level of home mortgage interest rates,
  o the health of the domestic economy as well as conditions in regional and local economies,
  o  housing affordability,
  o  population trends, including the rate of household formation,
  o the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and
  o  government housing policy encouraging loans to first-time homebuyers.

In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.

If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer's overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.

Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer's overall results from such a lower contribution may be offset by decreases in the mortgage insurer's expenses that are unrelated to claim or default activity, including those related to lower volume.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company's revenues or increase its losses.

The business practices of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), each of which is a government sponsored entity ("GSE"), affect the entire relationship between them and mortgage insurers and include:

  o the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac's charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

  o whether Fannie Mae or Freddie Mac influence the mortgage lender's selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

  o whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a "AAA" claims-paying ability,

  o rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

  o the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

  o the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

  o the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to the risk of private litigation and regulatory proceedings.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC's settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs' claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. There can be no assurance that MGIC will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on the Company. In August 2005, the United States Court of Appeals for the Ninth Circuit decided a case under FCRA to which the Company was not a party that may make it more likely that the Company will be subject to future litigation regarding when notices to borrowers are required by FCRA.

In June 2005, in response to a letter from the New York Insurance Department ("NYID"), the Company provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the NYID requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years' experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the NYID that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the "MDC"), which regulates insurance, the Company provided the MDC with information about captive mortgage reinsurance and certain other matters. In the spring of 2005, spokesmen for insurance commissioners in Colorado and North Carolina were publicly reported as saying that those commissioners are considering investigating or reviewing captive mortgage reinsurance arrangements. Insurance departments or other officials in other states may also conduct such investigations or reviews.

The anti-referral fee provisions of RESPA provide that the Department of Housing and Urban Development ("HUD") as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While the Company believes its captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on the Company or the mortgage insurance industry.

Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.

HUD regulations under RESPA prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, HUD proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance were required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer's payment of referral fees, had this regulation been adopted in this form, the Company's revenues could have been adversely affected to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of RESPA to apply and if such state regulations were not applied to prohibit such payments.

The Company could be adversely affected if personal information on consumers that it maintains is improperly disclosed.

As part of its business, the Company maintains large amounts of personal information on consumers. While the Company believes it has appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could aversely affect the Company's reputation and expose it to material claims for damages.

The Company's income from joint ventures could be adversely affected by credit losses, insufficient liquidity or competition affecting those businesses.

C-BASS: Credit-Based Asset Servicing and Securitization LLC ("C-BASS") is particularly exposed to credit risk and funding risk. In addition, C-BASS's results are sensitive to its ability to purchase mortgage loans and securities on terms that it projects will meet its return targets. With respect to credit risk, a higher proportion of non-conforming mortgage originations (the types of mortgages C-BASS principally purchases) in 2005 compared to 2004 were products, such as interest only loans to subprime borrowers, that are viewed by C-BASS as having greater credit risk. In addition, credit losses are a function of housing prices, which in certain regions have experienced rates of increase greater than historical norms and greater than growth in median incomes. With respect to liquidity, the substantial majority of C-BASS's on-balance sheet financing for its mortgage and securities portfolio is short-term and dependent on the value of the collateral that secures this debt. While C-BASS's policies governing the management of capital at risk are intended to provide sufficient liquidity to cover an instantaneous and substantial decline in value, such policies cannot guaranty that all liquidity required will in fact be available. Although there has been growth in the volume of non-conforming mortgage originations in recent years, volume is expected to decline in 2006. There is an increasing amount of competition to purchase non-conforming mortgages, including from real estate investment trusts and from firms that in the past acted as mortgage securities intermediaries but which are now establishing their own captive origination capacity. Decreasing credit spreads also heighten competition in the purchase of non-conforming mortgages and other securities.

Sherman: The results of Sherman Financial Group LLC are sensitive to its ability to purchase receivable portfolios on terms that it projects will meet its return targets. While the volume of charged-off consumer receivables and the portion of these receivables that have been sold to third parties such as Sherman has grown in recent years, there is an increasing amount of competition to purchase such portfolios, including from new entrants to the industry, which has resulted in increases in the prices at which portfolios can be purchased.

                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                      Three Months Ended March 31,
                                             -------------------------------------------------
                                                      2006                    2005
                                             -------------------------------------------------
                                             (in thousands of dollars, except per share data)
Net premiums written                                  $ 300,472            $ 312,239
                                                      =========            =========
Net premiums earned                                   $ 299,667            $ 316,079
Investment income                                        57,964               57,003
Realized gains                                               87                1,565
Other revenue                                            11,314               10,261
                                                      ---------            ---------
    Total revenues                                      369,032              384,908
Losses and expenses:
  Losses incurred                                       114,885               98,866
  Underwriting, other expenses                           75,352               68,786
  Interest expense                                        9,315               10,722
  Ceding commission                                      (1,087)                (891)
                                                      ---------            ---------
    Total losses and expenses                           198,465              177,483
                                                      ---------            ---------
Income before tax and joint ventures                    170,567              207,425
Provision for income tax                                 46,166               59,660
Income from joint ventures, net of tax (1)               39,052               34,248
                                                      ---------            ---------
Net income                                            $ 163,453            $ 182,013
                                                      =========            =========
Diluted weighted average common shares
  outstanding (Shares in thousands)                      87,227               95,784
                                                      =========            =========
Diluted earnings per share                            $    1.87            $    1.90
                                                      =========            =========

(1) Diluted EPS contribution from C-BASS              $    0.22            $    0.19

    Diluted EPS contribution from Sherman             $    0.21            $    0.16

NOTE: See "Certain Non-GAAP Financial Measures" for diluted earnings per share contribution from realized gains.


                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET AS OF


                                                                                  March 31,     December 31,     March 31,
                                                                                    2006            2005           2005
                                                                              ------------------------------------------------
                                                                              (in thousands of dollars, except per share data)
ASSETS
  Investments (1)                                                                $5,237,080     $5,295,430     $5,481,961
  Cash and cash equivalents                                                         206,595        195,256        187,096
  Reinsurance recoverable on loss reserves (2)                                       14,039         14,787         16,233
  Prepaid reinsurance premiums                                                        9,110          9,608          6,344
  Home office and equipment, net                                                     32,579         32,666         33,954
  Deferred insurance policy acquisition costs                                        16,934         18,416         26,663
  Other assets                                                                      807,881        791,406        692,227
                                                                                 ----------     ----------     ----------
                                                                                 $6,324,218     $6,357,569     $6,444,478
                                                                                 ==========     ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
    Loss reserves (2)                                                             1,103,557      1,124,454      1,134,100
    Unearned premiums                                                               160,130        159,823        139,101
    Short- and long-term debt                                                       597,674        685,163        655,215
    Other liabilities                                                               267,331        223,074        318,381
                                                                                 ----------     ----------     ----------
       Total liabilities                                                          2,128,692      2,192,514      2,246,797
  Shareholders' equity                                                            4,195,526      4,165,055      4,197,681
                                                                                 ----------     ----------     ----------
                                                                                 $6,324,218     $6,357,569     $6,444,478
                                                                                 ==========     ==========     ==========
  Book value per share                                                           $    48.08     $    47.31     $    43.92
                                                                                 ==========     ==========     ==========

(1) Investments include unrealized gains on securities
marked to market pursuant to FAS 115                                                 70,086        119,836        104,086
(2) Loss reserves, net of reinsurance recoverable on loss reserves                1,089,518      1,109,667      1,117,867


                       CERTAIN NON-GAAP FINANCIAL MEASURES

                                                                                         Three Months Ended March 31,
                                                                                   --------------------------------------
                                                                                        2006                     2005
                                                                                   --------------------------------------
                                                                              (in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains:
  Realized gains                                                                   $         87             $       1,565
  Income taxes at 35%                                                                        30                       548
                                                                                   ------------             -------------
    After tax realized gains                                                                 57                     1,017
  Weighted average shares                                                                87,227                    95,784
                                                                                   ------------             -------------
  Diluted EPS contribution from realized gains                                     $         --             $        0.01
                                                                                   ============             =============

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company's investment portfolio, which are discretionary transactions, had on earnings.

                                OTHER INFORMATION

New primary insurance written ("NIW") ($ millions)           $       10,032         $         11,407
                                                             ==============         ================
New risk written ($ millions):
  Primary                                                    $        2,725         $          3,065
                                                             ==============         ================
  Pool (1)                                                   $           68         $             48
                                                             ==============         ================
Product mix as a % of primary flow NIW
  95% LTVs                                                               24%                      27%
  ARMs                                                                   11%                      13%
  Refinances                                                             28%                      33%
Net paid claims ($ millions)
  Flow                                                       $           62         $             71
  Bulk (2)                                                               53                       58
  Other                                                                  20                       20
                                                             --------------         ----------------
                                                             $          135         $            149
                                                             ==============         ================

(1) Represents contractual aggregate loss limits and, for the three months ended March 31, 2006 and 2005, for $19 million and $361 million, respectively, of risk without such limits, risk is calculated at $1 million and $20 million, respectively, the estimated amount that would credit enhance these loans to a 'AA' level based on a rating agency model.
(2) Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

                                OTHER INFORMATION

                                                                                                   As of
                                                                                   ---------------------------------------
                                                                                    March 31,    December 31,    March 31,
                                                                                      2006          2005           2005
                                                                                  ----------------------------------------
Direct Primary Insurance In Force ($ millions)                                      166,881        170,029        172,051
Direct Primary Risk In Force ($ millions)                                            44,107         44,860         44,747
Direct Pool Risk In Force ($ millions) (1)                                            2,968          2,909          3,053
Mortgage Guaranty Insurance Corporation - Risk-to-capital ratio                       6.2:1          6.3:1          6.4:1
Primary Insurance:
  Insured Loans                                                                   1,273,382      1,303,084      1,370,852
  Persistency                                                                          62.0%          61.3%          59.7%
Total loans delinquent                                                               76,362         85,788         78,234
Percentage of loans delinquent (delinquency rate)                                      6.00%          6.58%          5.71%
Loans delinquent excluding bulk loans                                                41,022         47,051         41,469
Percentage of loans delinquent excluding bulk loans (delinquency rate)                 4.00%          4.52%          3.77%
Bulk loans delinquent                                                                35,340         38,737         36,765
Percentage of bulk loans delinquent (delinquency rate)                                14.31%         14.72%         13.59%
A-minus and subprime credit loans delinquent (2)                                     33,085         36,485         32,545
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)         17.32%         18.30%         15.66%


(1) Represents contractual aggregate loss limits and, at March 31, 2006, December 31, 2005 and March 31, 2005, respectively, for $4.8 billion, $5.0 billion and $5.1 billion of risk without such limits, risk is calculated at $470 million, $469 million and $438 million, the estimated amounts that would credit enhance these loans to a 'AA' level based on a rating agency model.
(2)  A-minus and subprime credit is included in flow, bulk and total.

                                                           Q1 2004          Q1 2005     Q2 2005     Q3 2005     Q4 2005     Q1 2006
                                                           -------          -------     -------     -------     -------     -------
Insurance inforce
    Flow ($ bil)                                          $143.0           $135.1      $132.8      $130.9      $129.5       $128.6
    Bulk ($ bil)                                           $42.3            $37.0       $39.0       $39.3       $40.5        $38.3

RISK INFORCE
    % Prime (FICO 620 & >)                                  83.0%            84.6%       84.2%       84.0%       84.3%        84.8%
    % A minus  (FICO 575 - 619)                             12.3%            11.0%       11.1%       11.1%       10.9%        10.6%
    % Subprime (FICO < 575)                                  4.7%             4.4%        4.7%        4.9%        4.8%         4.6%

BULK % OF RISK INFORCE BY CREDIT GRADE
      Prime (FICO 620 & >)                                  55.6%            58.4%       58.0%       57.5%       59.6%        59.9%
      A minus  (FICO 575 - 619)                             29.9%            27.1%       26.7%       26.8%       25.3%        25.2%
      Subprime (FICO < 575)                                 14.5%            14.5%       15.3%       15.7%       15.1%        14.9%

FLOW % OF RISK INFORCE BY CREDIT GRADE
    % Prime (FICO 700 and >)                                49.9%            51.4%       51.9%       52.3%       52.6%        52.7%
    % Prime (FICO 620 - 699)                                43.0%            41.8%       41.5%       41.2%       41.0%        41.0%
    % A minus  (FICO 575 - 619)                              5.9%             5.7%        5.6%        5.5%        5.4%         5.4%
    % Subprime (FICO < 575)                                  1.2%             1.1%        1.0%        1.0%        1.0%         0.9%

NEW INSURANCE WRITTEN
    Flow ($ bil)                                           $10.8             $8.9       $10.4       $11.4        $9.4         $7.9
    Bulk ($ bil)                                            $2.1             $2.5        $6.2        $6.8        $5.9         $2.1

AVERAGE LOAN SIZE OF INSURANCE IN FORCE (000'S)
    Flow                                                  $120.9           $122.7      $123.2      $123.8      $124.6       $125.3
    Bulk                                                  $127.8           $136.7      $141.7      $147.8      $153.9       $155.2

AVERAGE COVERAGE RATE OF INSURANCE IN FORCE
    Flow                                                    24.4%            24.8%       25.0%       25.1%       25.2%        25.3%
    Bulk                                                    30.2%            30.3%       30.0%       30.1%       30.3%        30.3%

PAID LOSSES (000'S)
    Average claim payment - flow                           $25.0            $26.5       $25.8       $26.4       $26.5        $26.4
    Average claim payment - bulk                           $22.8            $25.6       $25.6       $27.1       $27.5        $27.3
    Average claim payment - total                          $24.0            $26.1       $25.7       $26.7       $27.0        $26.9

RISK SHARING ARRANGEMENTS - FLOW ONLY
    % insurance inforce subject to risk sharing (1)         46.7%            48.0%       48.0%       47.7%       47.8%
    % Quarterly NIW  subject to risk sharing (1)            51.2%            47.0%       46.7%       47.8%       49.0%
    Premium ceded (millions)                               $29.0            $30.2       $30.3       $30.5       $31.9        $32.4

DOCUMENTATION TYPE - % OF RISK IN FORCE THAT IS ALT A
      Bulk                                                  24.7%            26.7%       27.8%       29.5%       32.5%        33.4%
      Flow                                                   6.9%             6.7%        6.6%        6.7%        6.9%         7.1%
      Total                                                 11.7%            11.7%       12.1%       12.7%       13.9%        14.0%

OTHER:

    Shares repurchased
          # of shares (000)                                395.0          1,100.1     3,350.0     1,109.3     3,183.1      1,372.9
          Average price                                   $67.48          $ 62.33      $60.73       62.84      $60.35      $ 66.67

    C-BASS Investment                                     $228.7           $304.8      $330.6      $341.8      $362.6       $385.5
    Sherman Investment                                     $45.8            $69.4      $101.4       $50.9       $79.3        $47.2

    GAAP loss ratio (insurance operations only)             55.8%            31.3%       43.9%       47.8%       56.2%        38.3%
    GAAP expense ratio (insurance operations only)          13.7%            15.9%       15.1%       15.7%       16.9%        17.5%


FOOTNOTES:
              (1)  Latest Quarter data not available due to lag in reporting